Exhibit 10.40
Conformed Copy

INTERACTIVE SERVICES AGREEMENT

          This Interactive Services Agreement (the “Agreement”), effective as of May 9, 2001 (the “Effective Date”), is between America Online, Inc. (“AOL”), a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166 and WebMD Corporation (“WebMD”), a Delaware corporation, with offices at 669 River Drive, River Drive Center 11, Elmwood Park, NJ 07407. AOL and WebMD may be referred to individually as a “Party” or collectively as the “Parties.”

INTRODUCTION

          AOL and WebMD each desire to enter into a relationship whereby (i) WebMD will be AOL’s premier provider of content and programming for the Health Channels of the AOL Properties, (ii) WebMD will develop, program, and distribute a co-branded interactive site referred to (and further defined) as the Customized Site, and a co-branded area for personalized health content and services known as My Health, (iii) AOL will promote and distribute the Health Channels, My Health, the Customized Site and Customized Programming, (iv) WebMD will promote AOL and the availability of the Customized Site, Customized Programming and My Health on the AOL Properties through an off-line marketing plan, and (v) both AOL and WebMD shall share revenues earned from the Health Channels, My Health, the Customized Site, and Customized Programming. This relationship is further described below and is subject to the terms and conditions set forth in this Agreement. Capitalized terms used but not defined in the body of the Agreement will be as defined on Exhibit B.

TERMS

1.	PROMOTIONAL OBLIGATIONS.

1.1	AOL Promotion of WebMD, Health Channels, My Health, and the Customized Site.

1.1.1	Basic Promotion. Beginning on a mutually agreed upon date(s) after the Effective Date, AOL shall extensively promote My Health, the Health Channels, the Customized Site and/or Customized Programming throughout the AOL Properties as set forth in the carriage plan in Exhibit A-1 (“Carriage Plan”). The Parties hereby acknowledge and agree that the Carriage Plan will be modified from time to time throughout the term of this Agreement to reflect expanded, different, and/or additional promotional opportunities that AOL may provide to WebMD based upon programming changes. AOL and WebMD shall meet at least once per quarter to work in good faith to identify ways in which to ensure that the promotions being provided to WebMD and that the programming that WebMD is providing to AOL under this Agreement are being optimized. In their discussions, the Parties acknowledge that optimization decisions regarding expanded, additional and/or different promotional opportunities shall be subject to inventory availability (including without limitation, availability limited by AOL’s then-existing exclusivity or preferential

Pages where confidential treatment has been requested are stamped, “Confidential treatment has been requested. The redacted material has been separately filed with the Commission.” All redacted material has been marked by an asterisk (*).

relationships) as reasonably determined by AOL and subject to AOL’s then-Standard switching guidelines. The promotions set forth in the Carriage Plan and any promotions provided to WebMD under this Agreement shall be referred to as the “Promotions.” The Promotions shall link to the Health Channels, My Health, the Customized Site, and/or Customized Programming. Notwithstanding the foregoing, AOL shall, at a minimum, provide WebMD with the following:

(i)	The Promotions set forth in the Carriage Plan;

(ii)	Programming consistent with the guidelines set forth in Exhibit A-2 (the “Programming Plan”); and

(iii)	AOL shall deliver, using the counting methodology set forth in the Carriage Plan, * Impressions from the promotion of WebMD Presences on the AOL Network (the “Impressions Target”) according to the “total content and media impressions” target set forth in the Carriage Plan, provided that only WebMD Presences that contain a link to the Health Channels, My Health, the Customized Site and/or Customized Programming will count against the Impressions Target. In the event that the Impressions Target is not met (or will not, in AOL’s reasonable judgment, be met) during the term, then as WebMD’s sole remedy, at AOL’s option either (a) the Term shall be extended for up to six months without WebMD providing AOL with any additional In-kind Promotions, (b) AOL shall, from time to time, provide WedMD with the remaining Impressions in the form of advertising space within the AOL Represented Advertising of comparable value to the undelivered Impressions (as reasonably determined by AOL) on the AOL Network, or (c) some combination thereof.

1.1.2	Off-line Promotional Programs. Immediately following the execution of this Agreement, representatives of WebMD and AOL will meet to discuss and identify convergent promotional opportunities resulting from the merger of America Online, Inc. and Time Warner, Inc. Such opportunities are anticipated to include combining television, print and online media which could be utilized to promote WebMD, the Customized Site, Customized Programming, the Health Channels, My Health and the development of content and programming for distribution over various media platforms. WebMD and AOL will work together in good faith to identify and pursue such opportunities where the Parties can mutually agree upon all terms and conditions.

Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

1.2	Programming and Content.

AOL shall integrate the Customized Site, My Health, and Customized Programming into the Health Channels in accordance with the guidelines and principals set forth in the Programming Plan attached hereto as Exhibit A-2. The Parties agree to meet at least once every quarter to discuss in good faith the evolving development of programming for the Health Channels, My Health, the Customized Site and Customized Programming and potential modifications to the Programming Plan as mutually agreed upon. WebMD shall ensure that the Licensed Content within the Health Channels, My Health, the Customized Site, and/or Customized Programming is equal to or better than the Content programmed and/or distributed by WebMD through any other WebMD Interactive Site in all material respects, including without limitation, quality, breadth, depth, timeliness, and functionality, except that, with respect to sponsored content, WebMD has no obligation to place such content on any WebMD Interactive Site, including the AOL Properties, unless the sponsor has paid for placement. With respect to products and services offered by WebMD in the Health Channels, My Health, the Customized Site, and/or Customized Programming, WebMD shall ensure that the features, prices, terms and conditions offered to AOL Members for such products and services shall in all material respects be equal to or better than similar products and services offered by WebMD through any other WebMD Interactive Site, except that, with respect to sponsored products and services, WebMD has no obligation to place such products and services on any WebMD Interactive Site, including the AOL Properties, unless the sponsor has paid for placement. Notwithstanding the foregoing, WebMD shall not be required to comply with the immediately preceding two sentences to the extent such compliance would require WebMD to violate another provision of this Agreement. The specific promotional content or content within banners, text links, etc. (the “Promo Content”) to be contained within the Promotions will be reasonably determined by WebMD subject to AOL’s reasonable prior approval, AOL’s then-Standard advertising policies, and the terms and conditions of this Agreement.

1.2.1	Integration of Content of AOL Partners. In addition to the requirements set forth above, upon AOL’s reasonable request and subject to the terms and conditions of this Agreement, WebMD, in its reasonable discretion, will integrate Content of existing AOL partners into My Health, the Customized Site, and/or the Customized Programming.

1.3	License. WebMD hereby grants, for the Term of this Agreement, a non-exclusive license to AOL and its Affiliates and AOL Members (subject to AOL’s Standard Members Terms of Service) for all such rights as are necessary to permit each of them, on a worldwide basis, to use, copy, modify (subject to the terms of this Agreement), translate, execute, display, perform, distribute, transmit, broadcast in any fashion, through any means, to any party, as part of the AOL Network, including, but not limited to all content, features, technologies, materials, components, branding, and other parts thereof and including but not limited to by way of AOL hosting the Customized Programming on servers owned or designated by AOL, and the right to integrate Content from the Customized Site and/or Customized Programming by linking to specific areas thereon, provided that the link to any such Content on the AOL Network shall conform to the specifications of an WebMD Presence (the “License”). For purposes of clarity, notwithstanding the foregoing, the License shall be limited as follows: (i) outside of the AOL Properties, AOL’s rights under the License are limited to promotional purposes only, which means that AOL may provide links, teaser content (i.e., excerpts of Licensed Content), etc. to direct or drive traffic to the Health Channels, Customized Site, Customized Programming, and/or My Health unless the Parties add additional AOL properties into the Programming and Carriage Plan as contemplated under Section 1.1.1 and 3.1.1 (e.g., AOL TV, AOL Plus etc.) at which time such additional AOL properties will have the same License rights as the AOL Properties and (ii) with respect to AOL Members, the License shall be limited to only those rights that AOL is required to provide to AOL Members under AOL’s Standard Members Terms of Service.

1.4	Management

1.4.1	Management Obligations. WebMD will use commercially reasonable efforts to design, create, edit, manage, review, update (on a daily basis or as otherwise specified herein), and maintain the Customized Site, Customized Programming, My Health, and the Licensed Content in a timely and professional manner and in accordance with the terms of this Agreement and use commercially reasonable efforts to keep the Licensed Content current, accurate and well-organized. Except as specifically provided for herein, AOL shall have no obligations of any kind with respect to the Customized Site, Customized Programming, or My Health. WebMD shall be responsible for all hosting or communication costs or other costs associated with the Customized Site, Customized Programming (if hosted by WebMD) and My Health, except as specified otherwise herein.

1.4.2	WebMD Compliance. In the event that WebMD fails to comply, in a material manner, with Sections 1.2, 3, or AOL’s then-Standard advertising policies, AOL shall have the right (in addition to any other remedies available to AOL hereunder) to immediately cease or decrease, in an amount proportionate to WebMD’s non-compliance, the Promotions it provides to WebMD pursuant to the Carriage Plan related to the noncompliance issue until such time as WebMD corrects its non-compliance. For the purpose of clarity, upon correction of such WebMD non-compliance, AOL shall resume performance of its obligations to WebMD pursuant to the Carriage Plan and AOL will not be relieved of any carriage, promotional and/or Impressions commitments made to WebMD by AOL pursuant to the Carriage Plan. Notwithstanding the foregoing, where commercially reasonable, AOL will notify WebMD of its failure to comply with the terms of this section prior to AOL exercising its remedies herein. Where it is not commercially reasonable to provide notice to WebMD prior to the exercise of its remedies herein, AOL will as soon as practicable notify WebMD of its failure to comply with the terms of this section and AOL’s exercise of its remedies herein after the fact. Should WebMD materially fail to comply with its In-kind promotional obligations set forth in Section 1.5 below, AOL and WebMD will work in good faith pursuant to the Management Committee procedure set forth in Section 7.1 below to resolve the In-Kind Promotion non-compliance. AOL will not decrease or cease the Promotions it provides to WebMD pursuant to the Carriage Plan unless the Parties are unable to resolve the In-Kind Promotion non-compliance within thirty (30) days of AOL notifying WebMD of such non-compliance. If the Parties have not resolved the In-Kind Promotion non-compliance in the time set forth in the immediately preceding sentence, then AOL shall have the right to make a reduction of the Promotions it provides to WebMD in proportion to the In-Kind Promotion non-compliance, until such time as WebMD corrects its non-compliance. For the purpose of clarity, upon correction of such WebMD non-compliance, AOL shall resume performance of its obligations to WebMD pursuant to the Carriage Plan and AOL will not be relieved of any carriage, promotional and/or Impressions commitments made to WebMD by AOL pursuant to the Carriage Plan.

1.5	In-Kind Promotions. WebMD shall provide AOL with twenty four million dollars ($24,000,000) worth of In-Kind Promotions in accordance with the requirements and valuation methodologies as set forth in Exhibit E.

1.6	Warrants. Pursuant to the terms of the warrant agreement attached hereto as Exhibit G executed contemporaneously herewith, WebMD issued to AOL a warrant to purchase shares of WebMD common stock (the number of shares to be determined at the time of Effective Date) valued at fourteen million dollars ($14,000,000) (the “Warrant”). As set forth in the terms of the Warrant, the Warrant has a term of seven years and is not exercisable until the second anniversary of the date of issue. The Warrant Agreement shall be executed contemporaneously with this Agreement.

1.7	Premier Provider and Exclusivity of WebMD. So long as WebMD is in all material respects in compliance with Sections 1.2, 1.5, and 3 and any other material programming requirements that the Parties mutually agree upon, WebMD shall be the Premier Provider and have the exclusivity rights as set forth herein. AOL will not suspend or reduce WebMD’s Premier Provider status or exclusivity unless WebMD fails to correct the material noncompliance that triggered such reduction or suspension within thirty (30) days after receiving notice from AOL of such noncompliance. Notwithstanding the foregoing sentence, prior to AOL providing notice to WebMD of the noncompliance under this Section, AOL shall work in good faith with WebMD pursuant to the Management Committee procedure set forth in Section 7.1 below for a period of at least ten (10) days to resolve any WebMD non-compliance under the terms of this section.

1.7.1	Premier Provider within Health Channels. WebMD shall be the Premier Provider of health Content within the Health Channels. “Premier Provider” shall mean that in the aggregate WebMD will be AOL’s primary programming partner with regard to health content within the Health Channels as set forth in the Programming Plan and receive more prominent placement and branding than any other health Content provider within the Health Channels and that AOL will collaborate with WebMD on the design and operation of the Health Channels, as set forth in the Programming Plan.

1.7.2	Exclusivity within AOL Properties. WebMD shall be the sole provider of WebMD Products and WebMD Services and substantially similar products and services that AOL integrates on the AOL Properties (e.g., AOL may not integrate health benefit plan summaries that are connected to a Payer on an AOL rainman screen); provided that this Section shall not in any way preclude AOL from providing links or advertisements to a Payer’s or Pharmaceutical Manufacturer’s web site or interactive site that offers products and services substantially similar to the WebMD Products and/or WebMD Services.

1.7.3	AOL Limitation on Competitive Activities. AOL will not integrate content of any WebMD Competitor in the Health Channels during the Term of this Agreement unless it does so pursuant to an agreement in effect prior to the Effective Date or in accordance with the procedures set forth in the Programming Plan.

1.8	Permissible AOL Activities. Notwithstanding anything to the contrary in Sections 1.1, 1.2, or 1.7 above (and without limiting any actions that may be taken by AOL without violation of WebMD’s rights hereunder), no provision of this Agreement will limit AOL’s ability (on or off the AOL Network) to:

(i)	Undertake activities or perform duties pursuant to agreements with third parties, including without limitation any relationships with WebMD Competitors, existing as of the Effective Date;

(ii)	Sell advertising across multiple channels (e.g., banners, buttons, links, sponsorships), within the AOL Properties; provided that AOL shall not a) primarily target the placement of such advertising towards the Health Channels, the Customized Site, Customized Programming and/or My Health (e.g., a third party purchases advertising across multiple channels including the Health Channels but such purchase is not targeted primarily at the Health Channels; for example, AOL may sell advertisements to a company like CVS across multiple channels to promote either the CVS brand or a specific type of product such as photo services or nail polish)

and b) use this provision to act in bad faith to circumvent its obligations or the rights of WebMD as set forth in this Agreement;

(iii)	Enter into an arrangement with any third party for the primary purpose of acquiring AOL Members whereby such third party is allowed to promote or market its products or services to only those AOL Members that are acquired as a result of such arrangement;

(iv)	Create non-permanent editorial or news commentary or news programming, and contextual links within the Health Channels, relating to any third party so long as such party does not pay AOL for such links or commentary and such links or commentary are integrated in a manner that is otherwise consistent with the Programming Plan;

(v)	Provide links to Payers subject to Section 3.2.3;

(vi)	Enter into agreements with any third parties for advertisements, integration or other functionality solely in Netscape’s business-to-business area or channel (e.g., Netbusiness); or

(vii)	Provide products and/or services similar to WebMD Products and WebMD Services on AOL Properties if, after the launch of My Health, AOL deems the inclusion of such products and/or services necessary to satisfy needs and/or preferences of AOL Members and AOL Users as long as AOL has (i) first discussed its requirement for such products and/or services with WebMD and (ii) WebMD declined or is unable to provide such products and/or services after having a reasonable period of time to consider AOL’s request.

1.9	Permissible WebMD Activities. No provision of this Agreement will limit WebMD’s ability to deploy any WebMD content, products or services, including but not limited to, the WebMD Content, WebMD Products, WebMD communities, WebMD Services, and Personal Health Tools on other Internet sites or broadband platforms, including, but not limited to, portal sites such as Lycos, MSN and Excite, unless the Parties specifically agree that the specific content, product or service is designed exclusively for AOL.

1.10	Escalation Process. Each Party hereby acknowledges that this Agreement will require significant interaction between the Parties on a regular basis throughout the Term of the Agreement. Each Party further acknowledges that disagreements, disputes, and/or unresolved matters with respect to each Parties carrying out of their respective obligations under this Agreement will occur periodically, but may not rise to the level of a material breach. In order to facilitate an efficient and effective process to resolve matters that impact either Party’s operation under this Agreement, the Parties hereby institute the Escalation Process described herein. To the extent that day-to-day type issues arise that require a mutual resolution that cannot be achieved by the normal interaction among the relevant employees involved in implementing and executing a specific provision of the Agreement, each Party shall designate an “Escalation Contact” for the purpose of resolving the specific problem or issue. Each Party will notify the other Party in a timely manner of the name and contact information for an Escalations Contact in each relevant area of functionality (e.g., ad sales, technical operations, programming, etc.). Each Escalation Contact will be vested with the authority to resolve issues in his or her designated area of functionality that have not yet arisen to the level of a material breach. The Escalation Contact(s) from each Party must work with each other in good faith and in a timely manner to resolve the dispute. In the event that the conflict cannot be resolved after the Escalation Contacts have made commercially reasonable and good faith efforts to do so and the conflict becomes a “Dispute” as described in Section 7.1 below, the Escalation Contacts shall have the right to invoke the Management Committee process detailed in Section 7.1.

2.	JOINT MARKETING PROGRAM

2.1	Joint Marketing. AOL and WebMD will immediately develop a program to acquire AOL subscribers from the pool of doctors and Payers with which WebMD has relationships. The Parties will use innovative approaches (including sponsored accounts, among others) to acquire AOL subscribers and AOL will compensate WebMD for such subscribers acquired in a mutually agreed upon manner.

3.	DEVELOPMENT OF HEALTH CHANNELS, CUSTOMIZED SITE, CUSTOMIZED PROGRAMMING AND MY HEALTH

3.1	Health Channels, Customized Site, and Customized Programming

AOL and WebMD are striving to create the most robust and engaging health content and programming that is available to any AOL Member or AOL User while maximizing revenues to the Parties. The Parties seek to develop rich, relevant and timely Content that will promote “stickiness” and generate a broad and consistent following of AOL Members and AOL Users who come to rely on the Content provided hereunder for their health related concerns. To this end, the Parties will be guided by the guidelines and principles set forth in the Programming Plan in the development and deployment of the Health Channels, the Customized Site, Customized Programming, and My Health. In addition to the foregoing, the Parties will be further guided by the distinct programming concepts set forth below.

3.1.1	Additional AOL Properties. As soon as practical after the Effective Date, the Parties will work in good faith to provide WebMD with basic integration in a mutually agreed upon manner in AOL Mobile, AOL Plus, and AOL TV (“Additional AOL Properties”) and in any successor and/or replacement service based on such Additional AOL Properties when health related areas are made generally available on such Additional AOL Properties. The Parties agree that such integration into an Additional AOL

Property shall be subject to AOL’s Standard operational and legal terms, policies, and conditions for such property. For purpose of clarity, the Parties agree that no additional consideration is required from either Party for any integration contemplated in this section.

3.1.2	Content Limitation. As part of the design, the Parties agree that the Health Channels shall contain prominently displayed links to My Health and the Customized Site. The Health Channels, My Health, the Customized Site and the AOL Properties shall not contain a direct link to the WebMD Site; however, AOL acknowledges and agrees that Content and/or Personal Health Tools may be served to the Health Channel, as well as other Internet sites, from the WebMD Site provided that such dynamically served Content and/or tools otherwise comply with this Agreement.

3.1.3	Operating Standards. AOL shall make available to AOL Members and/or AOL Users the Customized Site, My Health, and Customized Programming during the Term of this Agreement in accordance with the Carriage Plan and Programming Plan and provide reasonable operational support to WebMD as set forth in Section 9 of the Operating Standards in Exhibit C. WebMD will ensure that the Customized Site and Customized Programming comply in all material respects at all times with the operating standards set forth in Exhibit C. WebMD will also ensure that the WebMD Content, Personal Health Tools, WebMD Product, and WebMD Services available on or through the Health Channels, Customized Site, Customized Programming do not promote, advertise, market or distribute the products, services or content of any other Interactive Service or in a Restricted Category. In the event that AOL is negotiating an agreement that would be added to the Restricted Category, AOL shall use good faith efforts to provide notice to WebMD and shall work in good faith with WebMD using commercially reasonable efforts to minimize any adverse revenue impact that such addition to the Restricted Category might have on WebMD.

3.2	Development of My Health. Consistent with the mission statement set forth in Section 3.1 above, WebMD shall develop, host, and provide content, products and services on My Health in accordance with the Programming Plan. AOL shall collaborate with WebMD on the development of the design and operation of My Health, which shall be accessible to AOL Members on the AOL Service and the public via links on the other AOL Properties (excluding the AOL Service).

3.2.1	User Interface. AOL and WebMD will work together to design the user interface through which My Health is presented to AOL Members. WebMD will incorporate AOL functionalities (including updates) into My Health so long as the incorporation of such AOL functionalities, in WebMD’s good faith judgment reasonably satisfies WebMD’s technological, commercial, legal and business requirements. If WebMD uses a tool or functionality (e.g., message boards) on My Health that is not an AOL branded tool or functionality, such tool or functionality shall not contain any third party branding (except WebMD branding). Notwithstanding the foregoing, nothing in this Agreement shall require WebMD to incorporate AOL tools or functionalities into Personal Health Tools other than those on the My Health area that is accessible from the AOL Properties. If the expenses related to incorporating an AOL functionality by WebMD exceeds $* or the expenses related to incorporating all of AOL functionalities in the aggregate exceeds $*, AOL agrees to reimburse WebMD for the expenses incurred over and above the amount set forth herein provided that AOL has been presented with the approximate costs and agrees to bear such costs prior to the expense being incurred. AOL shall provide to WebMD, in a timely manner, any and all updates on the AOL functionalities utilized by WebMD.

3.2.2	My Health Registration System. For AOL Members, WebMD shall implement AOL’s screen name authentication functionality and display such functionality as prominently as any other method of registration (and the use of such functionality shall be subject to AOL’s Standard terms for use of such functionality) (“SNS”). SNS shall be available to AOL Members (i) when AOL Members accesses My Health through the AOL Properties, and (ii) when AOL Members accesses the Personal Health Tools through the WebMD Site. To the extent that other password login procedures (e.g., secondary password requirements) apply to AOL Members attempting to access the Personal Health Tools through the WebMD Site, WebMD will use commercially reasonable efforts to integrate such password login procedures with SNS. AOL and WebMD shall collaborate in the development and operation of the Health Channels and My Health to streamline and make efficient any User registration required on either the Health Channels or My Health. AOL shall reimburse WebMD for pre-approved reasonable costs and expenses in connection with the design, development and implementation of SNS. AOL hereby acknowledges that WebMD is not required to implement the SNS functionality on its co-branded sites with other Interactive Services (e.g., MSN, Lycos, etc.).

3.2.3	AOL Promotion of My Health. Subject to the other provisions of this Agreement governing sales to Payers, AOL will use good faith efforts to contact Payers with which it has an existing relationship and discuss with Payers that contact AOL during the term of this Agreement and encourage those Payers to participate in My Health and to contract with WebMD to use WebMD Products and WebMD Services. If, after AOL has made such good faith efforts, a Payer is not willing to enter into such an agreement with WebMD, then WebMD shall, at AOL’s request, establish a link from My Health to such Payer’s site consistent with other Payers in My Health.

Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

3.2.4	Operating Standards. WebMD will ensure that My Health complies in all material respects at all times with the standards set forth in Exhibit C. WebMD will also ensure that the WebMD Content, Personal Health Tools, WebMD Product, and WebMD Services on My Health do not promote, advertise, market or distribute the products, services or content of any other Interactive Service or in a Restricted Category. In the event that AOL is negotiating an agreement that would be added to the Restricted Category, AOL shall use good faith efforts to provide notice to WebMD and shall work in good faith with WebMD using commercially reasonable efforts to minimize any adverse revenue impact that such addition to the Restricted Category might have on WebMD.

3.2.5	Development Priority. WebMD will use commercially reasonable efforts to develop and deliver My Health pursuant to the guidelines set forth in the Programming Plan and will provide AOL with as good or better priority as it provides any third party for the development, maintenance, updating of connectivity and personalized services offered through My Health.

3.2.6	Privacy Policy, User Data and Portability.

(i) During the Term of the Agreement, WebMD agrees that the privacy policies applicable to the Customized Site and My Health (“Customized Site Privacy Policies”) will be consistent with any applicable laws and government regulations. WebMD and AOL shall meet on a quarterly basis to discuss the Customized Site Privacy Policies and applicable industry standards and WebMD will consider all suggestions by AOL for changes to the Customized Site Privacy Policies and shall incorporate such suggestions as deemed reasonable by WebMD. To the extent permitted by applicable laws and government regulations, WebMD’s actions under this Agreement will be consistent with AOL’s relevant then-Standard Privacy policies and other relevant then-Standard policies which policies have been identified and made available by AOL. In the event that AOL makes a material change to any of its Standard policies that are applicable to this Agreement and WebMD acts in a manner inconsistent with or violates the materially changed provision of such Standard policy, WebMD will not be deemed to be in breach of this Agreement or the materially changed provision of the Standard policy unless (a) AOL had provided notice to WebMD of the materially changed provision or (b) WebMD otherwise had actual knowledge of such materially changed provision. Promptly after WebMD receives notice from AOL or gains actual knowledge of such materially changed provision, WebMD will ensure that its actions under this Agreement, to the extent permitted by applicable laws and government regulations, will be consistent with such materially changed provision.

(ii) WebMD will have the right to use the Personalized Health Data collected from AOL Members for its internal business purposes provided that WebMD shall not sell, disclose or disseminate to third parties such individual AOL Member Personalized Health Data without the prior authorization, consent or direction of the AOL Member nor do anything inconsistent with applicable laws, regulations or the terms and conditions of this Agreement.

(iii) WebMD agrees to seek to obtain to the extent permitted by law, at the time a AOL Member registers for My Health, the consent, authorization, and/or direction of such AOL Member necessary for WebMD to fulfill its obligations to transfer Personalized Health Data to AOL, pursuant to Section 3.2.7 below, in accordance with applicable laws and regulations. Prior to the launch of My Health, WebMD and AOL will meet to discuss the initial form, format, and content of any such consent and/or authorization. WebMD will act reasonably in considering all reasonable suggestions by AOL consistent with all applicable laws and regulations to the extent such consents and/or authorizations relate directly to WebMD’s ability to fulfill its obligations under Section 3.2.7 below. For purposes of clarification, if an AOL Member does not consent to the transfer of Personalized Health Data pursuant to Section 3.2.7 below, such lack of consent shall not prevent such AOL Member from using My Health.

3.2.7	AOL Right to Personalized Health Data.

(i)	Right to Request Personalized Health Data. AOL may in its sole discretion request a copy of the then-current Personalized Health Data at any time subject to the following conditions: (a) AOL may only make such request once per quarter and AOL will reimburse WebMD for any reasonable expense incurred by WebMD related to such transfer in excess of $* per transfer and (b) AOL’s use of such Personalized Health Data shall be consistent with all applicable consents from AOL Members and applicable laws and regulations and the Customized Site Privacy Policies under which such Personalized Health Data is subject. Notwithstanding, the foregoing, AOL reserves the right to seek additional consents from the AOL Member and WebMD agrees to use commercially reasonable efforts to assist AOL in obtaining such consents. Subject to applicable laws and regulations and AOL Member consents, WebMD will use commercially reasonable efforts to deliver a copy of the Personalized Health Data requested, including information relating to applicable data fields and such other information as may be useful to AOL in order to facilitate a timely and efficient migration of such data, within ten (10) days from receipt of such AOL request. WebMD shall not use this provision

Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

in bad faith to circumvent its obligations or the rights of AOL as set forth in this Agreement.

(ii)	Upon Termination or Expiration of the Agreement. Upon termination or the expiration of this Agreement for any reason, AOL may request and WebMD shall provide to AOL or to a third party designated by AOL, all subject to applicable law and government regulations and AOL Member consents, a copy of all Personalized Health Data. WebMD shall use commercially reasonable efforts to provide such Personalized Health Data within ten (10) days of its receipt of AOL’s request for such Personalized Health Data, or as soon thereafter as practicable. WebMD shall not use this provision in bad faith to circumvent its obligations or the rights of AOL as set forth in this Agreement.

4.	ADVERTISING AND MERCHANDISING.

4.1	AOL Network Advertising Inventory. AOL owns all right, title and interest in and to the advertising and promotional spaces within the AOL Network including, without limitation, the AOL frames and shall have the right to all revenues therefrom, subject to Section 5.2. The specific advertising inventory within any AOL forms or pages, including such AOL frames, shall be as reasonably determined by AOL.

4.2	Sale of Advertisements. AOL hereby grants WebMD the right to license or sell Advertisements on the Health Channels, the Customized Site, Customized Programming, and My Health as follows:

(i) The Parties agree that Advertisements shall be licensed or sold subject to the AOL’s and WebMD’s then-Standard advertising policies and will be sold in accordance with the guidelines set forth on Exhibit A-3 (“Sales Process”). To the extent that the advertising policies of AOL and WebMD conflict with respect to advertising in My Health and/or the Customized Site, the more restrictive provision of each of the respective policy will govern, but with respect to advertising on all other areas within the AOL Properties (e.g., the Health Channels and Customized Programming), AOL’s then-Standard advertising policies shall govern. The Parties recognize that the Sales Process may change and the Parties shall meet periodically to discuss changes in the requirements and pricing issues that are not addressed in Sales Process. The Parties shall work in good faith to mutually agree on any changes as necessary. Any changes agreed upon by the Parties shall be in writing.

(ii) Each sale of Advertisements shall be sufficiently documented on AOL’s advertising forms consistent with the Sales Process.

(iii) To the extent it is necessary for AOL to be a party to a contract for the sale of Advertisements entered into by WebMD and a third party, AOL agrees to work in good faith to enter into such an agreement.

(iv) The specific advertising inventory within the Health Channels, the Customized Site, Customized Programming, and My Health will be as reasonably determined by the Parties and the Parties will work together to develop an efficient inventory management system.

(v) WebMD shall have the exclusive right, subject to AOL’s then-Standard Advertising Policies, to sell Advertisements to Payers (other than Pharmaceutical Manufacturers) in the Health Channels, Customized Site, Customized Programming and My Health; provided, however, that AOL shall have the right to license or sell standard Advertisements (e.g., buttons, banners, and links) to Payers through advertising agencies, AOL’s sales force, and AOL’s local sales force for non-strategic ad sales of less than $* per agreement; provided, further, AOL shall be primarily responsible, with reasonable assistance from WebMD, for sales to Payers solicited by non-AOL, Inc. divisions of AOL Time Warner (e.g., Time Inc., Turner Networks, etc.) for Advertisements on non-AOL, Inc. brands (AOL shall not use this provision in bad faith to circumvent its obligations or the rights of WebMD as set forth in this Agreement).

(vi) Notwithstanding the above provisions, in addition to its other Advertisement selling activities, WebMD shall be primarily responsible, with reasonable assistance from AOL, for selling Advertisements to Pharmaceutical Manufacturers for the Customized Site, Customized Programming, My Health and the Health Channels; provided, however, that AOL shall have the right to license or sell standard Advertisements (e.g., banners, buttons and links) to Pharmaceutical Manufacturers through advertising agencies, AOL’s sales force, and AOL’s local sales force for non-strategic ad sales of less than $* per agreement; provided, further, AOL shall be primarily responsible, with reasonable assistance from WebMD, for sales to Pharmaceutical Manufacturers solicited by non-AOL, Inc. divisions of AOL Time Warner (e.g., Time Inc., Turner Networks, etc.) for Advertisements on non-AOL, Inc. brands (AOL shall not use this provision in bad faith to circumvent its obligations or the rights of WebMD as set forth in this Agreement).

(vii) Notwithstanding the above provisions, in addition to its other Advertisement selling activities, AOL shall be primarily responsible, with reasonable assistance from WebMD, for selling Advertisements to non-Payers for the Health Channels, the Customized Site, and My Health. With respect to any sale of Advertisements to Mead-Johnson during the Term for inclusion on the Health Channels or the Parenting channel, the terms of such agreement shall be mutually agreed to by the Parties.

(viii) AOL shall use commercially reasonable efforts to conduct the sale of Advertisements for at least *% of the unsold advertising inventory in the Health

Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

Channels, and if any of such advertising inventory remains unsold after such efforts, AOL shall then use commercially reasonable efforts to include third party “Run of” Advertisements, third party makegoods, or other similar methods to generate revenues from such unsold inventory, before its uses the unsold inventory for AOL House Promotions.

(ix) WebMD shall designate one senior executive who shall work with AOL to coordinate AOL’s advertising sales efforts with the necessary WebMD departments and employees. AOL shall designate one senior executive who shall work with WebMD to coordinate WebMD’s advertising sales efforts with the necessary AOL departments and employees.

4.3	Interactive Commerce. Any merchandising permitted hereunder through the Health Channels, My Health, Customized Site and/or Customized Programming shall be subject to (i) the then-standard requirements of AOL’s standard merchant certification program as set forth at AOL keyword: merchants under the “anchor and gold tenants” section, and (ii) AOL and WebMD shall mutually agree on the type of products, goods and services to be offered through the Health Channels, My Health, the Customized Site or the Customized Programming. For the purposes of clarification, the aforementioned merchandising is subject to the revenue sharing provisions of Section 5. WebMD will take commercially reasonable steps necessary to conform its promotion and sale of products through My Health, the Customized Site, and Customized Programming to the then-existing “quick checkout” technologies identified by AOL that are designed to facilitate the purchase of products by AOL Members through the Customized Site. AOL agrees to reimburse WebMD for all reasonable expenses associated with the incorporation of such technologies.

5.	AOL AND WEBMD REVENUE SHARING.

5.1	Allocation of Revenue in Advertising Agreements.

5.1.1	Health Channels and My Health Site Exclusive Contracts. The Parties agree that, for contracts for the sale of Advertisements appearing solely on the Health Channels, Customized Site, Customized Programming, and/or My Health (“Site Exclusive Contracts”), all revenue derived from such contracts shall be shared pursuant to the terms set forth in Section 5.2 below.

5.1.2	Health Channels and My Health Non-exclusive Contracts. The Parties agree that, for contracts for the sale of Advertisements that will appear not only on the Health Channels, Customized Site, Customized Programming and/or My Health but also on other sites or channels of the Parties, including, but not limited to, the WebMD Site and other areas of the AOL Network (“Non-Site Exclusive Contracts”), only that portion of the revenue, allocated as described below, derived from the Advertisements that appears on the Health Channels, My Health, the Customized Site

and/or Customized Programming shall be shared pursuant to the terms set forth in Section 5.2 (“Allocated Revenue”). For purposes of clarification, the Parties agree that the portion of the non-permanent advertising referenced in Section 1.8(ii) that appears on the Health Channels, My Health, Customized Programming and/or Customized Site shall be included in Allocated Revenue. The Allocated Revenue shall be mutually agreed upon based on the relevant value of the Non-Site Exclusive Contract Advertisements dedicated to the Health Channels, My Health, the Customized Site and/or Customized Programming versus the relevant value of the Advertisements dedicated to other channels or sites. The Parties anticipate that the relevant value of the Advertisements will be based on a metric as mutually agreed upon by the Parties.

5.2	Revenue Sharing.

5.2.1	Allocation of Revenues. During the term of this Agreement, the Parties agree to share, under the terms described below, all the Advertising Revenues derived from Site Exclusive Contracts, the Allocated Revenue derived from Non-Site Exclusive Contracts and any and all other revenue generated from the Health Channels, Customized Site, Customized Programming and/or My Health including, but not limited to, revenues from the sale of America Online Keywords as part of or ancillary to the sale of Advertisements, provided that AOL has allocated revenue specifically to the sale of the America Online Keyword (collectively, “Aggregate Revenues”).

(i) Aggregate Revenues shall not include revenue generated pursuant to AOL or WebMD agreements, which existed prior to the Effective Date (“Pre-existing Agreements”) unless WebMD requests and AOL agrees to integrate such partners, other than on the Customized Site and My Health, in screens on the Health Channels;

(ii) Aggregate Revenues shall include revenue WebMD derives from identifiable AOL Members via SNS and/or, if technically feasible, screenname who access the Personal Health Tools by a means other than through the AOL Properties.

(iii) Aggregate Revenues shall also include revenue derived from AOL agreements, which exist prior to the Effective Date to the extent that AOL requests and WebMD integrates such Advertisements into the Customized Site or My Health, pursuant to Section 1.2.1.

5.2.2	Distribution of Revenue. The Parties agree that for the first $40,000,000.00 of Aggregate Revenues generated in an Annual Period, WebMD shall receive eighty percent (80%) of the Aggregate Revenues and AOL shall receive twenty percent (20%) of the Aggregate Revenues. The Parties further agree that for any Aggregate Revenues generated over

$40,000,000.00 in an Annual Period, WebMD shall receive sixty percent (60%) of the Aggregate Revenues and AOL shall receive forty percent (40%) of the Aggregate Revenues. Within thirty (30) days after the end of each fiscal quarter during the term of the Agreement, WebMD and AOL shall review the Revenue Data (as defined in Section 5.2.3) generated for the prior quarter. If a Party possesses a greater percentage of the Aggregate Revenues for the prior quarter than is allotted pursuant to this Section 5.2.2, the Party shall wire, within ten (10) business days, to the other Party, pursuant to the instructions below, funds sufficient to ensure that each Party possesses their allotted share of the Aggregate Revenues.

5.2.3	Exchange of Revenue Data. As promptly as practical but no later than thirty (30) days following the end of each fiscal quarter, AOL and WebMD will exchange data sufficient to detail and describe the Aggregate Revenues that each Party generated in the prior quarter (“Revenue Data”). Such information will be presented in a manner mutually agreed upon by the Parties.

5.3	Payments: Wired Payments.

All amounts owed hereunder not paid when due and payable will bear interest from the date that is thirty (30) days after such amounts are due and payable at the prime rate as published in the Wall Street Journal at such time. All payments to AOL required hereunder will be paid in immediately available, non-refundable U.S. funds wired to the “America Online” account, Account Number* at JP Morgan Chase Bank, Four New York Plaza, New York, NY 10008 (ABA: *). All payments to WebMD required hereunder will be paid in immediately available, non-refundable U.S. funds wired to the “Healtheon/WebMD Corporation — Concentration Account” Account Number * at First Union National Bank of Georgia (ABA: *).

5.4	Auditing Rights.

Each Party will maintain complete, clear and accurate records of all expenses, revenues and fees in connection with the performance of this Agreement. For the sole purpose of ensuring compliance with this Agreement, AOL or WebMD (or their representatives) will have the right to conduct a reasonable and necessary inspection of only those portions of the books and records of the other Party that are directly related to Advertisements sold and the collection and payment of Advertising Revenues under this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice to such other Party. The Party requesting any audit shall bear the expense of that audit conducted pursuant to this Section 5.4 unless such audit shows an error in such Party’s favor amounting to a deficiency in excess of * (*%) of the actual amounts paid and/or payable to such Party hereunder, in which event the audited Party shall bear the reasonable expenses of the audit. Either Party shall pay the amount of any deficiency discovered within thirty (30) days after receipt of notice thereof.

Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

5.5	Reports.

5.5.1	Transaction Reports. AOL shall provide WebMD with Standard usage information related to the Promotions (e.g., a schedule of the Impressions delivered by AOL at such time) which is similar in substance and form to the reports provided by AOL to other interactive marketing partners similar to WebMD. Each Party acknowledges that such reports may contain Confidential Information as defined herein.

5.5.2	Third Party Advertising. To the extent permitted under the Parties’ agreements with advertisers entered into during the Term, each Party agrees to provide the other Party with a monthly report in a mutually agreed upon format detailing the click-through data in the Party’s possession on users utilizing the Advertisements associated with the Health Channels, the Customized Site and My Health. Each Party acknowledges that such reports may contain Confidential Information as defined herein.

5.5.3	Sales Reports. Each Party will provide the other with a monthly report in a mutually agreed-upon format detailing all sales of Advertisements by that Party pursuant to Section 42. Such reports will also provide Revenue Data of the reporting Party in a format mutually agreed upon by the Parties. Each Party acknowledges that such reports may contain Confidential Information as defined herein.

5.5.4	Financial Statements. WebMD shall furnish or cause to be furnished to AOL all forms 10K, 10Q, and 8K filed by or on behalf of WebMD with the Securities and Exchange Commission (“SEC”) within a commercially reasonable time of such filing with the SEC.

6.	TERM; RENEWAL; TERMINATION.

6.1	Term.

Unless earlier terminated as set forth herein, the initial term of this Agreement will be three (3) years from the Effective Date (the “Initial Term”).

6.2	Renewal.

6.2.1	AOL’s Right to Extend the Agreement. AOL shall have the right to extend this Agreement on the same terms and conditions for a period of one (1) year provided that AOL uses good faith efforts to discuss with WebMD, at least six (6) months before the expiration of the Initial Term of the Agreement, whether it intends to extend the Agreement and notifies WebMD of its intention to extend the Agreement at least three (3) months before the expiration of the Initial Term of the Agreement (“Renewal Term”).

6.2.2	WebMD’s Right to Extend the Agreement. If, at the end of the Initial Term, WebMD has not received payments, pursuant to Section 5, equivalent to $24,000,000 plus sixty percent (60%) of all Aggregate Revenues generated during the Initial Term of the Agreement, WebMD, at its sole discretion, may extend the Agreement for an additional three (3) years (“WebMD Renewal Term”) subject to the following adjustment of terms. During the WebMD Renewal Term, the Parties agree that (i) the definition of Aggregate Revenues shall be extended to include revenues from all AOL online and offline healthcare related activities, including, but not limited to, advertising sales from AOL and AOL Time Warner, Inc. owned or controlled magazines and television programs (“Adjusted Aggregate Revenues”) and (ii) WebMD shall receive eighty percent (80%) of the Adjusted Aggregate Revenues and AOL shall receive twenty percent (20%) of the Adjusted Aggregate Revenues, except that WebMD’s share of Adjusted Aggregate Revenues will be limited to the greater of $12,000,000 or sixty percent (60%) of the Aggregate Revenue, as defined during the Initial Period, per Annual Period.

6.3	Termination for Breach.

Except as expressly provided elsewhere in this Agreement, either Party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other Party which remains uncured for forty five (45) days after written notice thereof to the other Party (the “Cure Period”).

6.4	Termination for Bankruptcy/Insolvency.

Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

6.5	Termination on Change of Control.

In the event of a Change of Control of WebMD resulting in WebMD being controlled by any Named Entity, WebMD shall immediately provide notice to AOL of the Change of Control. AOL shall have the right to terminate the Agreement within sixty (60) days of receiving written notice from WebMD of such change of control.

6.6	Duties Upon Expiration or Termination.

Upon the expiration or earlier termination of this Agreement: (i) each party shall return any Confidential Information of the other party in its possession; (ii) each party shall cease its use of the other party’s Marks, as defined in Section 2 of Exhibit E, in connection with this Agreement; (iii) each party shall pay to the other any sums outstanding that are then due and payable under this Agreement;

(iv) for a period of three (3) years after the date of such expiration or termination, all applicable financial records of each Party shall be made available to the other Party for the purpose of determining compliance with the Parties’ respective obligations under this Agreement; (v) each party shall return to the other party marketing literature and materials of the other party in its possession or shall destroy such items and certify their destruction to the other party; (vi) WebMD shall fulfill its obligations under Section 3.2.7 above; (vii) if the Agreement is terminated by a Party as a result of a material breach of the Agreement by the other Party, the non-breaching Party may, at its sole discretion, require the breaching Party to continue to perform its obligations under this Agreement for a transition period of three (3) months; and (viii) within three (3) months prior to the end of the Initial Term, Renewal Term, or WebMD Renewal Term as appropriate or during the transition period if the Agreement is terminated, the Parties shall use commercially reasonable efforts to develop and implement a plan to notify users of the Health Channels and My Health of (a) the termination of the Agreement between the Parties and (b) post-termination options available to such users to enable them to continue to access the content and service provided on the Health Channels and My Health. Such plan shall include neutral messaging (e.g., in terms of content of message and mechanism, timing and manner of delivery) that does not advantage either Party over the other Party in being able to establish and/or maintain an ongoing customer relationship with users of My Health to provide personalized interactive health management services. For a period of eighteen (18) months following the expiration of the Term or Renewal Term, as the case may be, WebMD will continue to support the Personal Health Records and all features and functionality related thereto as a product for AOL that is branded as determined by AOL in its sole discretion and in accordance with the same quality level and operating standards required during the Term of this Agreement. AOL and WebMD will share equally all revenue generated from the OEM Personal Health Records. The post termination options shall include, but not be limited to, notification to AOL Members of links to relevant WebMD Products and Services and the WebMD site.

6.6.1	Post Termination License Rights. WebMD understands that, following the termination of the Agreement, AOL may develop, make, use, sell or otherwise exploit, by itself or in cooperation with others, applications or sites with Design Features that are similar to or the same as the Design Features of the Customized Site and My Health. WebMD agrees, on behalf of itself and its WebMD Affiliates, subsidiaries, or successors in interest not to assert any patent infringement or other intellectual property claims against AOL or its Affiliates for such development, use, sale or exploitation. “Design Features” shall mean “look and feel”, layout, design, navigation, feature set, functionality and overall structure, sequence and organization, except that Design Features shall not include WebMD Marks.

6.7	Press Releases.

Each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any press release or any other public statement (“Press Release”) regarding the transactions contemplated hereunder. Notwithstanding the foregoing, either Party may issue Press Releases and other disclosures as required by law, rule, regulation or court order or as reasonably advised by legal counsel without the consent of the other Party and in such event, the disclosing Party will provide at least five (5) business days prior written notice of such disclosure. The failure to obtain the prior written approval of the other Party shall be deemed a material breach of this Agreement.

7.	MANAGEMENT COMMITTEE/ARBITRATION.

7.1	Management Committee.

The Parties will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement (each a “Dispute”) between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby. If the Parties cannot resolve the Dispute, either Party may request, in writing, that the Dispute be submitted to the Management Committee for resolution. For ten (10) business days following request for submission of the Dispute to the Management Committee, the Management Committee will have the exclusive right to resolve such Dispute; provided further that the Management Committee will have the final and exclusive right to resolve Disputes arising from any provision of the Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms. If the Management Committee is unable to amicably resolve the Dispute during the ten-day period, then the Management Committee will consider in good faith the possibility of retaining a third party mediator to facilitate resolution of the Dispute. In the event the Management Committee elects not to retain a mediator, the dispute will be subject to the resolution mechanisms described below. “Management Committee” will mean a committee made up of a senior executive from each of the Parties for the purpose of resolving Disputes under this Section 7.1 and generally overseeing the relationship between the Parties contemplated by this Agreement. Neither Party will seek, nor will be entitled to seek, binding outside resolution of the Dispute unless and until the Parties have been unable amicably to resolve the Dispute as set forth in this Section 7.1 and then, only in compliance with the procedures set forth in this Section 7.1.

7.2	Arbitration.

Except for Disputes relating to issues of (i) proprietary rights, including but not limited to intellectual property and confidentiality, and (ii) any provision of the Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms (which will be resolved by the Parties solely and exclusively through amicable resolution as set forth in Section 7.1), any Dispute not resolved by amicable resolution as set forth in Section 7.1 will be governed exclusively and finally by arbitration. Such arbitration will be conducted by the American Arbitration Association (“AAA”) in Washington, D.C. and will be initiated and conducted in accordance with the Commercial Arbitration Rules (“Commercial Rules”) of the AAA, including the AAA Supplementary Procedures for Large Complex Commercial Disputes (“Complex Procedures”), as such rules will be in effect on the date of delivery of a demand for arbitration (“Demand”), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree in good faith that the Complex Procedures will not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including without limitation the amount in controversy, does not justify the application of such procedures.

7.3	Selection of Arbitrators.

The arbitration panel will consist of three arbitrators. Each, Party will name an arbitrator within ten (10) days after the delivery of the Demand. The two arbitrators named by the Parties may have prior relationships with the naming Party, which in a judicial setting would be considered a conflict of interest. The third arbitrator, selected by the first two, should be a neutral participant with no prior working relationship with either Party. If the two arbitrators are unable to select a third arbitrator within ten (10) days, a third neutral arbitrator will be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. If a vacancy in the arbitration panel occurs after the hearings have commenced, the remaining arbitrator or arbitrators may not continue with the hearing and determination of the controversy, unless the Parties agree otherwise.

7.4	Governing Law.

The Agreement will be governed under the laws of the Commonwealth of Virginia. The Federal Arbitration Act, 9 U.S.C. Secs. 1-16 will govern the arbitrability of all Disputes. The arbitrators will allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the Disputes. The arbitrators will reference the Federal Rules of Civil Procedure then in effect in setting the scope and timing of discovery. The Federal Rules of Evidence will apply in toto. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings.

7.5	Arbitration Awards.

The arbitrators will have the authority to award compensatory damages only. Any award by the arbitrators will be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrators will be final, binding and non-appealable, and judgment upon such award may be entered by any court of competent jurisdiction. The Parties agree that the existence, conduct and content of any arbitration will be kept confidential and no Party will disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each Party’s financial statements.

7.6	Fees.

Each Party will pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such Party’s case (collectively, “Attorneys’ Fees”). The remaining costs of the arbitration, including without limitation, fees of the arbitrators, costs of records or transcripts and administrative fees (collectively, “Arbitration Costs”) will be borne equally by the Parties. Notwithstanding the foregoing, the arbitrators may modify the allocation of Arbitration Costs and award Attorneys’ Fees in those cases where fairness dictates a different allocation of Arbitration Costs between the Parties and an award of Attorneys’ Fees to the prevailing Party as determined by the arbitrators.

7.7	Non-Arbitratable Disputes.

Any Dispute that is not subject to final resolution by the Management Committee or to arbitration under this Section 7.7 or by law (collectively, “Non-Arbitration Claims”) will be brought in a court of competent jurisdiction in the Commonwealth of Virginia. Each Party irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia, over any and all Non-Arbitration Claims and any and all actions to enforce such Claims or to recover damages or other relief in connection with such Claims.

7.8	APPLICATION OF LAWS AND REGULATIONS.

THE PARTIES SHALL ABIDE BY ALL APPLICABLE LAWS AND REGULATIONS IN THE PERFORMANCE OF THEIR RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT.

7.9	OBLIGATIONS UNDER HIPAA.

THE PARTIES ACKNOWLEDGE AND AGREE THAT NOTHING IN THE AGREEMENT IS INTENDED TO CONVERT AOL INTO AN ENTITY COVERED BY HIPAA. OTHER THAN IN CONNECTION WITH AOL’S USE OF PERSONALIZED HEALTH DATA ACQUIRED THROUGH THE EXERCISE OF ITS RIGHT TO RECEIVE A COPY OF PERSONALIZED HEALTH DATA, AOL WILL NEITHER HAVE ACCESS TO OR USE INFORMATION RELATING TO THE PAST, PRESENT, OR FUTURE

PHYSICAL OR MENTAL CONDITION OF AN INDIVIDUAL USING THE CUSTOMIZED SITE, THE CUSTOMIZED PROGRAMMING OR MY HEALTH. WEBMD AGREES AT THE REQUEST OF AOL TO MODIFY THIS AGREEMENT OR THE MANNER IN WHICH THE AGREEMENT IS PERFORMED BY WEBMD TO THE EXTENT REASONABLY NECESSARY TO ENSURE THAT AOL IS NOT TREATED AS AN ENTITY SUBJECT TO HIPAA OR THAT AOL’S ACTIVITIES HEREUNDER (OTHER THAN IN CONNECTION WITH AOL’S USE OF PERSONALIZED HEALTH DATA ACQUIRED THROUGH THE EXERCISE OF ITS RIGHT TO RECEIVE A COPY OF PERSONALIZED HEALTH DATA) DO NOT INVOLVE USE OR DISCLOSURE OF INFORMATION RELATING TO THE PAST, PRESENT, OR FUTURE PHYSICAL OR MENTAL CONDITION OF AN INDIVIDUAL USING THE CUSTOMIZED SITE, THE CUSTOMIZED PROGRAMMING OR MY HEALTH.

7.10	WebMD Indemnification.

WebMD will defend, indemnify, save and hold harmless AOL and its officers, directors, agents, affiliates, distributors, franchisees and employees from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorney’s fees (Liabilities), related to any medical malpractice and/or the unauthorized practice of medicine resulting from WebMD’s delivery of products, information and/or services to consumers of My Health; provided, however that AOL shall pursue any claims arising under this Section 7.10 in accordance with the provisions of Section 8.4 of the Standard Legal Terms & Conditions attached hereto as Exhibit E.

7.11	STANDARD TERMS.

The Standard Legal Terms & Conditions set forth on Exhibit E attached hereto are each hereby made a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.		WEBMD CORPORATION

By:	/s/ Jonathan R. Edson	By:	/s/ David Schlanger

Name:	Jonathan R. Edson	Name:	David Schlanger

Title:	Vice President Business Affairs	Title:	Senior Vice President

Schedule of Exhibits

Exhibit A-1	Carriage Plan [INTENTIONALLY OMITTED]

Exhibit A-2	Programming Plan [INTENTIONALLY OMITTED]

Exhibit A-3	Sales Process [INTENTIONALLY OMITTED]

Exhibit B	Definitions

Exhibit C	Operating Standards

Exhibit D	Standard Online Commerce Terms and Conditions

Exhibit E	Standard Legal Terms and Conditions

Exhibit F	In-Kind Requirement [INTENTIONALLY OMITTED]

Exhibit F-1	Keyword and Logo Guidelines [INTENTIONALLY OMITTED]

Exhibit G	Warrant Agreement [INTENTIONALLY OMITTED]

Exhibit H	WebMD Products [INTENTIONALLY OMITTED]

Exhibit I	WebMD Services [INTENTIONALLY OMITTED]

Exhibit J	Screen Shots [INTENTIONALLY OMITTED]

EXHIBIT B

Definitions

The following definitions will apply to this Agreement:

Advertisements. All advertising, sponsorship, carriage, links, commerce and other promotional programs appearing on any page of the Health Channels, the Customized Site, Customized Programming or My Health or otherwise included within the WebMD Content, WebMD Products, WebMD Services or Personal Health Tools as such appear on the AOL Network.

Advertising Revenues. The aggregate amount of all cash paid or payable to AOL or WebMD (in each case the “Receiving Party”) for Advertising that has been sold for placement as described in Section 4.2 (other than local advertising sold by Digital City) and all carriage, performance and other related fees or revenues, at such time as such cash is recognized as revenue by such Receiving Party in accordance with applicable generally accepted accounting principles, less (i) actual third party commissions and (ii) any amounts not collected by Receiving Party and more than ninety (90) days past due.

Advertising Sales Commission. Actual reasonable amounts paid as commission to third party agencies by the selling party in connection with sale of the Advertisement.

Affiliates. Any agent, distributor or franchisee of AOL, or an entity that, directly or indirectly, controls, is controlled by, or is under common control with AOL, including any entity in which AOL holds, directly or indirectly, at least a nineteen percent (19%) equity interest.

Annual Period. During the Initial Term and any Renewal Term, the twelve month period from May 9, 2001 through May 8, 2002 and each successive twelve month period thereafter.

AOL Look and Feel. The elements of graphics, design, organization, presentation, layout, user interface, navigation, trade dress and stylistic convention (including the digital implementations thereof) within the AOL Network and the total appearance and impression substantially formed by the combination, coordination and interaction of these elements.

AOL Represented Advertising. Advertising inventory within any AOL Property(ies) or third party Internet site(s) on which AOL sells advertising.

AOL Network. (i) The AOL Service, AOL.com, the CompuServe Service, Digital City and Netscape Netcenter and (ii) any other product, service or property owned, operated, distributed or authorized to be distributed by or through AOL or its Affiliates worldwide- (and including those products, services and properties that are excluded from the definitions of the AOL Service, AOL.com or any other AOL Property). It is understood and agreed that the rights of WebMD relate solely to particular AOL Properties and AOL Additional Properties as expressly set forth in this Agreement and not generally to the AOL Network.

AOL Member(s). Any authorized user of the AOL Service, CompuServe Service or any other subscription based service offered by AOL.

AOL Mobile. Any product or service owned, operated, distributed or authorized to be distributed by AOL through any domestic wireless telephone product or service.

AOL Plus. The specific AOL PIusSM branded service which is available through the U.S. version of the America Online brand service and which is accessible solely through a high speed (generally over 100 kbps) broadband distribution platform, specifically excluding (a) the components of the AOL Service accessible through narowband distribution platforms, (b) AOL.com, any AOL Interactive Site and the international versions of an America Online service (e.g., AOL Japan) and any broadband component available through such AOL Properties and versions (c) the CompuServe® brand service and any other CompuServe products or services whether broadband or narrowband, (d) Netscape NetcenterTM and any other Netscape products or services whether broadband or narrowband, (e) “ICQTM,” “AOL NetFindTM,” “AOL Instant MessengerTM,” “Digital CityTM,” “NetMailTM,” “Real Fans”, “Love@AOL”, “Entertainment Asylum,” “AOL Hometown” or any similar independent product, service or property which may be offered by, through or with the U.S. version of the America Online brand service or the broadband component thereof, (f) any programming or content area offered by or through the U.S. version of the America Online brand service over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), whether broadband or narrowband, (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through the U.S. version of the America Online brand service whether broadband or narrowband, (h) any property, feature, product or service which AOL or its Affiliates may acquire subsequent to the Effective Date and (i) any other version of an America Online service and (and broadband Content associated therewith) which is materially different from the narrow-band U.S. version of the America Online brand service, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded version of the service and any version distributed through any platform or device other than a desktop personal computer.

AOL TV Service. AOL’s primary U.S. interactive service primarily for use through a standard analog television set and marketed under the “AOL TVTM” brand name specifically excluding (a) the AOL Service, AOL.com, Netscape Netcenter, the CompuServe Service, CompuServe.com and any other AOL Property, whether or not accessible through the AOL TV branded service, (b) any international versions of an AOL TV or similar service, (c) “ICQ™,” “AOL NetFind™,” “AOL Instant Messenger™,” “Digital City™,” or any similar independent product, service or property which may be offered by, through or with the U.S. version of the AOL TV brand service, (f) any programming or content area offered by or through the U.S. version of the AOL TV brand service over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through the U.S. version of the AOL TV brand service, (h) any property, feature, product or service which AOL or its Affiliates may acquire subsequent to the Effective Date and (i) any other version of an AOL TV brand service which is materially different from the U.S. version of the AOL TV brand service, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded

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version of the service and any version distributed through any platform or device other than a standard analog television set.

AOL Properties. The AOL Service, AOL.com, Netscape Netcenter and CompuServe and any successor consumer sites and/or replacement sites of the foregoing.

AOL Service. The standard narrow-band U.S. version of the America Online brand service, specifically excluding (a) AOL.comSM and any other AOL Interactive Site, (b) the international versions of an America Online service (e.g., AOL Japan) and/or any non-English language based feature or area of the America Online brand service, (c) the CompuServe® brand service and any other CompuServe products or services, (d) Netscape NetcenterTM and any other Netscapeâ products or services, (e) “ICQSM,” “AOL Search,” “You’ve Got Pictures,” “Shop @,” “My News,” “AOL PlusSM ,” “AOL Instant MessengerSM,” “Digital CitySM,” “AOL NetMailSM,” “Real FansSM”, “Love@AOLSM”, “Entertainment AsylumSM,” “AOL HometownSM” or any similar independent product, service or property which may be offered by, through or with the U.S. version of the America Online brand service, (f) any programming or content area offered by or through the U.S. version of the America Online brand service over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through the U.S. version of the America Online brand service, (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (i) any other version of an America Online service which is materially different from the standard narrowband U.S. version of the America Online brand service, by virtue of its branding, distribution, functionality, content or services, including, without limitation, any co-branded version of the service and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

AOL.com. AOL’s primary Internet-based interactive site marketed under the “AOL.COMSM” brand, specifically excluding (a) the AOL Service, (b) any international versions of such site and/or any non-English language based feature or area of such site, (c) CompuServe.com, Netscape Netcenter, any other CompuServe or Netscape products or services or interactive sites, (d) “ICQSM,” “AOL Search,” “You’ve Got Pictures,” “Shop @,” “My News,” “AOL PlusSM,” “AOL Instant MessengerSM,” “AOL NetMailSM” or any similar independent product or service offered by or through such site or any other AOL interactive site, (e) any programming or Content area offered by or through such site over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (f) any programming or Content area offered by or through the U.S. version of the America Online brand service which was operated, maintained or controlled by the former AOL Studios division, (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such site or any other AOL interactive site, (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (i) any other version of an America Online interactive site which is materially different from AOL’s primary Internet-based interactive site marketed under the “AOL.COM” brand, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded versions and any version

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distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

AOL User. Any user of the AOL Network, including all users of the non-subscription based AOL properties (e.g., users of Netscape, AOL.com, etc.).

Change of Control. With respect to any party means the consummation of one transaction or series of related transactions resulting in (i) the sale or other disposition of all or substantially all of the assets of a party, or (ii) the acquisition (by merger, consolidation, reorganization or otherwise) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (A) the then outstanding shares of common stock of such party or (B) the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

Confidential Information. Any information relating to or disclosed in the course of this Agreement, which is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. “Confidential Information” shall not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

Content. Text, images, video, audio (including, without limitation, music used in time relation with text, images, or video), and other data, products, services, advertisements, promotions, URLs, keywords and other navigational elements, links, pointers, technology and software.

CompuServe. CompuServe’s primary Internet-based interactive site marketed under the “CompuServe.com™” brand, specifically excluding (a) the CompuServe Service and AOL Service, (b) any international versions of such site and/or any non-English language based feature or area of such site, (c) AOL.com, Netscape Netcenter, any other AOL or Netscape products or services or interactive sites, (d) “ICQ™,” “AOL Search,” “You’ve Got Pictures,” “Shop @,” “My News,” “AOL PIusSM,” “AOL Instant Messenger™,” “NetMail™” or any similar independent product or service offered by or through such site or any other AOL or CompuServe interactive site, (e) any programming or Content area offered by or through such site over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (f) any programming or Content area offered by or through the U.S. versions of the America Online® brand service or CompuServe brand service which was operated, maintained or controlled by the former AOL Studios division, (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such site or any other AOL or CompuServe interactive site, (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (i) any other version of an AOL or CompuServe interactive site which is materially different from CompuServe’s primary Internet-based interactive site marketed under the “CompuServe.com™” brand, by virtue of its branding,

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distribution, functionality, Content or services, including, without limitation, any co-branded versions and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

Customized Programming. Any (a) area within the AOL Network or outside the AOL Network but exclusively available to AOL Members, which area is developed, programmed, and/or managed by WebMD, in whole or in part, pursuant to this Agreement and all Content thereon (including, without limitation, message boards, chat and other AOL Member-supplied content areas contained therein and including any sites or areas linked thereto) including, without limitation, any co-branded site or page, but excluding the Customized Site and My Health and (b) Content provided to AOL by WebMD pursuant to this Agreement for distribution on or through the AOL Network other than on the Customized Site and My Health, including any Content appearing in the Placements.

Customized Site. Collectively, each version of the WebMD Site that is customized for distribution through the AOL Properties in accordance with this Agreement. For purposes of clarity, the Parties agree that the Customized Site shall be hosted and served by WebMD from outside the AOL Network.

Digital City. The standard, narrow-band U.S. version of Digital City® brand service’s local content offerings marketed under the Digital City® brand name, specifically excluding (a) the AOL Service, AOL.com or any other AOL interactive site, (b) any international versions of such local content offerings and/or any non-English language based feature or area of such local content offering, (c) the CompuServe® brand service and any other CompuServe products or services (d) “Driveway,” “ICQ™,” “AOL Search,” “You’ve Got Pictures,” “Shop @,” “My News,” “AOL PlusSM,” “AOL Instant Messenger™,” “AOL NetMail™,” “Electra”, “Thrive”, “Real Fans”, “Love@AOL”, “Entertainment Asylum,” “AOL Hometown,” “My News” or any similar independent product, service or property which may be offered by, through or with the standard narrow band version of Digital City® brand service’s local content offerings, (e) any programming or Content area offered by or through such local content offerings over which Digital City, Inc. (“DCI”) does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (f) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such local content offerings, (g) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date, (h) any other version of a Digital City® brand service local content offering which is materially different from the narrow-band U.S. version of Digital City® brand service’s local content offerings marketed under the Digital City® brand name, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, DCI’s Your Town branded cities or any other similar “light” product offering, any co-branded version of the offerings and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer, and (i) Digital City® branded offerings in any local area where such offerings are not owned or operationally controlled by AOL, Inc. or DCI.

Health Channels. The specific channel on each of the AOL Properties that is primarily dedicated to consumer health content and any such consumer health channels developed, created,

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purchased or otherwise incorporated into the AOL Properties during the Term of this Agreement which specifically excludes Netscape’s business-to-business channels or areas (e.g., Netbusiness). This definition does not include sub-areas of non-Health Channels on the AOL Network.

House Promotions. Promotions by AOL of AOL or an AOL Affiliate.

Impression. User exposure to a page, screen, panel or deck containing an WebMD Presence, as such exposure may be reasonably determined and measured by AOL in accordance with its standard methodologies and protocols. Each WebMD Presence on any such page or screen will count as a separate Impression.

Interactive Service. An entity offering one or more of the following: (i) online or Internet connectivity services (e.g., an online service or Internet service provider); (ii) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) covering a broad range of subjects and targeted at a broad audience (e.g., a search and directory service or portal) and/or marketing a broad selection of products and/or services across numerous “vertical” interactive commerce categories (e.g., an online mall or multiple-category e-commerce site); or (iii) communications software capable of serving as the principal means through which a user creates, sends or receives electronic mail or real time online messages.

Keyword Search Terms. (a) The Keyword™ online- search terms made available on the AOL Service, combining AOL’s Keyword™ online search modifier with a term or phrase specifically related to WebMD (and determined in accordance with the terms of this Agreement), and (b) the Go Word online search terms made available on CompuServe, combining CompuServe’s Go Word online search modifier with a term or phrase specifically related to WebMD and determined in accordance with the terms of this Agreement).

Licensed Content. All Content offered through the Customized Site and My Health pursuant to this Agreement or otherwise provided by or on behalf of WebMD or its agents in connection herewith (e.g., offline promotional content or online Content for distribution through the AOL Network), including without limitation all Customized Programming the WebMD Products, WebMD Services, and Personal Health Tools.

My Health. WebMD shall develop a personal health management service through which individual user information, including but not limited to Personalized Health Data, may be collected and stored on a user specific database hosted by WebMD from the WebMD Site. “My Health” is the interactive site created and hosted by WebMD outside the AOL Network via cul-de-sac co-branding and customization and served onto the AOL Health Channel through which AOL Members will be able to access personalized health care content and services as more fully described in the Programming Plan.

Named Entities. Microsoft/MSN, Yahoo, Earthlink/Mindsrping, Juno, Terra-Lycos, Excite, NetZero, Ebay, Amazon, Viacom, Disney, Prodigy, Altavista, any long distance telecommunications provider, any Regional Bell Operating Company, any competitive local exchange telecommunications company or any of the foregoing entities’ divisions or affiliate,

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parent, successor entities or subsidiary relationships. The list of Named Entities may be updated from time-to-time as reasonably agreed upon by the Parties.

Netscape Netcenter. Netscape Communications Corporation’s primary Internet-based interactive site marketed under the “Netscape NetcenterSM” brand, specifically excluding (a) the AOL Service and the CompuServe Service, (b) AOL.com and CompuServe.com, (c) any international versions of such site and/or any non-English language based feature or area of such site, (d) “ICQ,” “AOLSearch,” “You’ve Got Pictures,” “Shop @,” “My News,” “AOL PlusSM,” “AOL Instant Messenger,” “AOL NetMail,” “AOL Hometown,” “My News,” “Digital City,” or any similar independent product or service offered by or through such site or any other AOL interactive site, (e) any programming or Content area offered by or through such site over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (f) any programming or Content area offered by or through the U.S. version of the America Online brand service which was operated, maintained or controlled by the former AOL Studios division (e.g., Electra), (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such site or any other AOL interactive site, (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date (i) Netscape’s Netbusiness, and (j) any other version of an AOL or Netscape Communications Corporation interactive site which is materially different from Netscape Communications Corporation’s primary Internet-based interactive site marketed under the “Netscape Netcenter™” brand, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded versions and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer (e.g. Custom NetCenters built specifically for third parties).

Payer. Health care providers (including doctors, hospitals, practice management companies), health plans (including insurance companies, HMO’s, TPA’s, PBM’s, PPO’s, self-insured employers, carve out benefit plans, and plan sponsors), and pharmaceutical services companies (including clinical research organizations, wholesalers, pharmacies and PBM’s) and clinical laboratories.

Personalized Health Data. Personally identifiable health information, including all information contained in the files and/or records for AOL Members, obtained by WebMD in connection with such AOL Member’s use of My Health, the Customized Site and/or the Health Channels.

Personal Health Tools. The personalized interactive health management tools provided by WebMD for use on the Customized Site, My Health and the Health Channels, including, but not limited to, WebMD Products and WebMD Services, the MyHealthRecord functionality that is otherwise available on the WebMD site and additional functionalities as WebMD and AOL mutually agree upon.

Pharmaceutical Manufacturer. Any division, product group, unit and/or affiliates who is primarily engaged in the manufacture of prescription pharmaceuticals, excluding divisions, groups, units and/or affiliates selling consumer packaged goods, over-the-counter drugs or supplies, beauty products and other non-prescription products.

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Promotions. The promotions described in Section 1.1 and the Carriage Plan and any additional promotions of the Customized Site, Customized Programming, My Health, Health Channels, Personal Health Tools, WebMD Products, and WebMD Services provided by WebMD or AOL (including, without limitation, additional Keyword Search Terms and other navigational tools).

Restricted Category. A category in which AOL or the applicable AOL Property has an exclusive or other preferential relationship.

ROS. Run of Service advertising sales include non-permanent advertising promotions and placements that appear throughout the AOL Network.

Semi-Annual Period. During the Initial Term and any Renewal Term, the six month period from May 9, 2001 through November 8, 2001 and each successive six month period thereafter.

Standard. AOL policies and/or guidelines that are generally applicable to all AOL programming partners.

WebMD Affiliate. Any agent, distributor or franchisee of WebMD, or an entity that, directly or indirectly, controls, is controlled by, or is under common control with WebMD, including any entity in which WebMD holds, directly or indirectly, at least a nineteen percent (19%) equity interest.

WebMD Interactive Site. Any interactive site or area (other than Customized Programming or WebMD content on CNN.com), including any mirrored site or area, which is managed, maintained or owned by WebMD or its agents or to which WebMD provides and/or licenses substantially all of the information, content or other materials on such interactive site, including, but not limited to WebMD co-branded sites with MSN, Lycos, and Excite so long as WebMD continues to manage, maintain, or provide and/or license substantially all of the information, content or other materials on such interactive site.

WebMD Products. The My Health Products described on Exhibit H and the unique products created by WebMD for AOL. With the exception of such products, if any, identified by WebMD as being created for AOL’s sole use, the Parties agree that WebMD has the right to deploy WebMD Products on other sites, including, but not limited to, portal site such as Excite, Lycos or MSN.

WebMD Presences. Any (a) WebMD trademark or logo, (b) headline or picture from WebMD Content, (c) teaser, icon, or link to the Customized Site or Customized Programming and/or (d) other Content which originates from, describes or promotes WebMD or WebMD’s Content.

WebMD Competitor. The following entities are WebMD Competitors: Medscape.com/CBS Healthwatch.com, HealthCentral.com, DrKoop.com, Intelihealth.com, Healthgate, Healthscout.com, Thriveonline, allHealth.com and Wellmed.com. The list of WebMD Competitors may be updated from time-to-time as reasonably agreed upon by the Parties.

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WebMD Content. Text, images, video, audio (including, without limitation, music used in synchronism or timed relation with visual displays) and other data, including materials, articles, features, applications and tools similar to the programming currently offered on the WebMD Site, that is provided by WebMD for use on My Health, the Customized Site, Customized Programming, and/or Health Channels. WebMD Content shall not include WebMD Services and WebMD Products. With the exception of such WebMD Content, if any, identified by WebMD as being created for AOL’s sole use, the Parties agree that nothing in this Agreement will prevent WebMD from deploying the WebMD Content on other Internet sites, including, but not limited to, other portal sites such as Lycos, MSN or Excite.

WebMD Services. The My Health Services described on Exhibit I and the unique services created by WebMD for AOL. With the exception of such services, if any, identified by WebMD as being created for AOL’s sole use, the Parties agree that WebMD has the right to deploy WebMD Services on other sites, including, but not limited to, portal site such as Excite, Lycos or MSN.

WebMD Site. The collection of consumer oriented Internet pages (other than My Health) residing on servers owned or controlled by WebMD and accessible by the public via the Internet and located at the URL http://www.webmd.com, and all successor sites, excluding (i) any programming or content area offered by or through such site over which WebMD does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas) and (ii) any portions of the site dedicated or providing services to physicians, health care professionals and their staff.

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EXHIBIT C

Operations

1.	My Health and Customized Site Infrastructure. Except as otherwise provided in the Agreement, WebMD will be responsible for all communications, hosting and connectivity costs and expenses associated with the Customized Site and My Health Site. WebMD will provide all hardware, software, telecommunications lines and other infrastructure necessary to meet traffic demands to the Customized Site and My Health from the AOL Network. WebMD will design and implement the network between the AOL Service and Customized Site and My Health such that (i) no single component failure will have a materially adverse impact on AOL Members seeking to reach the Customized Site and My Health from the AOL Network and (ii) no single line under material control by WebMD will run at more than *% average utilization for a 5 minute peak in a daily period. In this regard, WebMD will provide AOL, upon request, with a detailed network diagram regarding the architecture and network infrastructure supporting the Customized Site and My Health.

2.	WebMD Optimization: Speed. WebMD will ensure that: (a) the functionality and features within the Customized Site and My Health are fully functional with the client software then in use by AOL Members; and (b) the Customized Site and My Health is designed and populated in a manner that minimizes delays when AOL Members attempt to access such site. At a minimum, WebMD will ensure that the WebMD’s Site’s data transfers initiate within fewer than fifteen (15) seconds on average. Prior to commercial launch of any material promotions described herein, WebMD will permit AOL to conduct performance and load testing of the Customized Site and My Health (in person or through remote communications) with such commercial launch not to commence until such time as AOL is reasonably satisfied with the results of any such testing.

3.	User Interface. WebMD will maintain a graphical user interface within the Customized Site that is competitive in all material respects with interfaces of other similar sites based on similar form technology. AOL reserves this right to review and approve, such approval not to be unreasonably refused, the user interface and site design prior to launch of the Promotions and to conduct focus group testing to assess compliance with respect to the preceding sentence.

4.	Technical Problems. WebMD agrees to use commercially reasonable efforts to address material technical problems (over which WebMD exercises control), affecting use by AOL Members of the Customized Site (a “WebMD Technical Problem”) promptly following notice thereof.

5.	Monitoring. WebMD will ensure that the performance and availability of the Customized Site, Customized Programming, and My Health is monitored on a continuous basis. WebMD will provide AOL with contact information (including e-mail, phone,

Confidential treatment has been requested. The redacted material has been separately filed with the commission.

pager and fax information, as applicable, for both during and after business hours) for WebMD’s principal technical representative, for use in cases when issues or problems arise with respect to the Customized Site, Customized Programming or My Health.

6.	Telecommunications. Where applicable WebMD will utilize encryption methodology to secure data communications between the Parties’ data centers. The network between the Parties will be configured such that no single component failure will significantly impact AOL Members. The network will be sized such that no single line over which the WebMD has material control runs at more than *% average utilization for a 5-minute peak in a daily period.

7.	Security. WebMD will utilize Internet standard encryption technologies (e.g., Secure Socket Layer - SSL) or other technologies mutually agreed by the Parties or generally acknowledged by experts to provide equal or greater security to provide a secure environment for conducting transactions and/or transferring private member information (e.g. credit card numbers, banking/financial information, and member address information) to and from the Customized Site and My Health. WebMD will facilitate periodic reviews of the Customized Site and My Health by AOL in order to evaluate the security risks of such site. WebMD will promptly remedy any security risks or breaches of security as may be identified by AOL’s Operations Security Team

8.	Technical Performance.

1.	WebMD will design the Customized Site and My Health to support those AOL-Client embedded versions of the Microsoft Internet Explorer browsers (Windows and Macintosh) and the Netscape Browsers supported by AOL and WebMD will make commercially reasonable efforts to support all other AOL browsers supported by AOL.

2.	To the extent WebMD creates customized pages on the Customized Site or My Health for AOL Members, WebMD will develop and employ a methodology to detect AOL Members (e.g. examine the HTTP User-Agent field in order to identify the “AOL Member-Agents” listed at “http://webmaster.info.aol.com.”).

3.	WebMD will periodically review the technical information made available by AOL at “http://webmaster.info.aol.com.”

4.	WebMD will design the Customized Site and My Health to support HTTP 1.0 or latter protocol as defined in RFC 1945 and to adhere to AOL’s parameters for refreshing or preventing caching of information in AOL’s proxy system as outlined in the document provided at the following URL: “http://webmaster.info.aol.com.” WebMD and AOL are responsible, on the respective sites, for the manipulation these parameters in web-based objects so as to allow them to be cached or not cached as outlined in RFC 1945.

5.	Prior to releasing material, new functionality or features (“New Functionality”) through the Customized Site and/or My Health, WebMD will use commercially

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Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

reasonable efforts to test the New Functionality to confirm its compatibility with AOL Service client software.

9.	AOL Internet Services WebMD Support. AOL will provide WebMD with access to the standard online resources, standards and guidelines documentation, technical phone support monitoring and after-hours assistance that AOL makes generally available to similarly situated web-based partners. AOL support will not in any case be involved with content creation on behalf of WebMD or support for any technologies, databases, software or other applications which are not supported by AOL or are related to any WebMD area other than the Customized Site or My Health. Support to be provided by AOL is contingent on WebMD providing to AOL demo account information (where applicable), a description of My Health and the Customized Site’s software, hardware and network architecture sufficient to permit AOL to provide assistance and, if necessary to provide assistance, access to the Customized Site and My Health for purposes of such performance and load testing as AOL elects to conduct.

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EXHIBIT D

Standard Online Commerce Terms & Conditions

1.	Provision of Content. In the event that AOL notifies WebMD that, as reasonably determined by AOL, any Content within the Customized Site, Customized Programming or My Health violates AOL’s Standard Terms of Service (as set forth on the America Online® brand service at Keyword term “TOS”) for the AOL Service or any other AOL property through which the Customized Site, Customized Programming or My Health is promoted, the terms of this Agreement or any other Standard, written AOL policy, then WebMD will take commercially reasonable steps to block access by AOL Members to such Content using WebMD’s then-available technology. In the event that WebMD cannot, through its commercially reasonable efforts, block access by AOL Users to the Content in question, then WebMD will provide AOL prompt written notice of such fact. AOL may then, at its option, restrict access from the AOL Network to the Content in question using technology available to AOL. WebMD will cooperate with AOL’s reasonable requests to the extent AOL elects to implement any such access restrictions.

2.	Contests. WebMD will take all steps necessary to ensure that any contest sweepstakes or similar promotion conducted or promoted through the Customized Site and/or My Health (a “Contest”) complies with all applicable federal, state and local laws and regulations.

3.	Disclaimers. Upon AOL’s request, WebMD agrees to include within the Customized Site, Customized Programming, WebMD Products offered on My Health, WebMD Services offered on My Health Personal Health Tools and My Health a product disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that transactions are solely between WebMD and AOL Members. Upon WebMD’s request, AOL agrees to include within the Health Channels a product disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that transactions are solely between AOL Members and other AOL interactive content partners and not WebMD.

4.	AOL Look and Feel. WebMD acknowledges and agrees that AOL will own all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with online areas contained within the AOL Network (“AOL Look and Feel”), subject to WebMD’s ownership rights in any WebMD trademarks or copyrighted materials within the Customized Site, Customized Programming and My Health and to WebMD’s rights to any elements of graphics, design, organization, presentation, layout, user interface, navigation or stylistic convention (including digital implementations thereof) which are generally associated with the online areas of the Customized Site, Customized Programming and My Health which are neither copies of nor derived from such elements generally associated with the online areas contained within the AOL Network. The Parties agree that nothing this Agreement grants AOL any right in the proprietary WebMD elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including digital implementations thereof) which are used on the WebMD Site, even if such elements are used on the Health Channels, My Health or the Customized Site.

5.	Management of the Customized Site, Customized Programming and My Health. WebMD warrants that the WebMD Products, WebMD Services, Customized Programming, Customized Site, My Health and other Licensed Content: (i) will not infringe on or violate any copyright trademark, U.S. patent or any other third party right including without limitation, any music performance or other music-related rights; and (ii) will not violate any applicable law or regulation, including those relating to the advertising and sale of prescription drugs, the advertising and sale of over-the-counter drugs, the practice of medicine, the practice of pharmacy, contests, sweepstakes or similar promotions. AOL will have no obligations with respect to the WebMD Products, WebMD Services or other Licensed Content including, but not limited to, any duty to review or monitor any such WebMD Products, WebMD Services or Licensed Content. AOL represents and warrants that any content that it creates and/or provides for the rainman pages of the Health Channels: (i) will not infringe on or violate any copyright trademark, U.S. patent or any other third party right including without limitation, any music performance or other music-related rights; and (ii) will not violate any applicable law or regulation, including those relating to the advertising and sale of prescription drugs, the advertising and sale of over-the-counter drugs, the practice of medicine, the practice of pharmacy, contests, sweepstakes or similar promotions. WebMD will have no obligations with respect to the content AOL creates and/or provides for the rainman pages including, but not limited to, any duty to review or monitor any such AOL content.

6.	Section Reserved.

7.	Customer Service. It is the responsibility of WebMD to provide customer service to persons or entities accessing WebMD Products and WebMD Services through the AOL Properties (“Customers”) and AOL will have no obligations whatsoever with respect thereto. WebMD will receive all emails from Customers via a computer available to WebMD’s customer service staff and generally respond to such emails within a reasonable period following the receipt of the email. WebMD will comply with the requirements of any federal, state or local consumer protection or disclosure law. Payment for Products will be collected by WebMD directly from Customers.

8.	Production Work. In the event that WebMD requests AOL’s production assistance in connection with (i) ongoing programming and maintenance related to the Customized Site or My Health, (ii) a redesign of or addition to the Customized Site or My Health (e.g., a change to an existing screen format or construction of a now custom form), (iii) production to modify work performed by a third party provider, or (iv) any other type of production work, WebMD will work with AOL to develop a detailed production plan for the requested production assistance (the “Production Plan”). Following receipt of the final Production Plan, AOL will notify WebMD of (i) AOL’s availability to perform the requested production work, (ii) the proposed fee or fee structure for the requested production and maintenance work, and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding implementation of the agreed-upon Production Plan, such agreement will be reflected in a separate work order signed by the Parties. All work performed under a Production Plan shall be demanded work for hire and owned solely by WebMD, except for portions of the work that include elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention

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(including the digital implementations thereof) which are generally associated with online areas contained within the AOL Network.

9.	Overhead Accounts. To the extent AOL has granted WebMD any overhead accounts on the AOL Service or CompuServe, WebMD will be responsible for the actions taken under or through its overhead accounts, which actions are subject to AOL’s applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any overhead Account issued to WebMD, but WebMD will not be liable for charges incurred by any overhead account relating to AOL’s standard monthly usage fees and standard hourly charges, which charges AOL will bear. Upon the termination of this Agreement, all overhead accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any overhead account.

10.	Navigation Tools. Any Keyword Search Terms to be directed to the Customized Site or My Health shall be (i) subject to availability for use by WebMD and (ii) limited to the combination of the Keywordtm search modifier combined with a trademark of WebMD as well as (e.g. “AOL keyword: XYZ Company Name”). AOL reserves the right to revoke at any time WebMD’s use of any, Keyword Search Terms which do not incorporate registered trademarks of WebMD. WebMD acknowledges that its utilization of a Keyword Search Term will not create in it nor will it represent it has, any right title or interest in or to such Keyword Search Term, other than the right title and Interest WebMD holds in WebMD’s trademark independent of the Keyword Search Term. Without limiting the generality of the foregoing. WebMD will not (a) attempt to register or otherwise obtain trademark or copyright protection in the Keyword Search Term; or (b) use the Keyword Search Term, except for the purposes expressly required or permitted under this Agreement. To the extent AOL allows AOL Members to “bookmark” the URL or other locator for the Customized Site or My Health, such bookmarks will be subject to AOL’s control at all times. Upon the termination of this Agreement, WebMD’s rights to any Keyword Search Term; and bookmarking will terminate.

11.	Search Terms. To the extent this Agreement sets forth any mechanism by which the Customized Site or My Health will be promoted in connection with specified search terms within any AOL product or service, WebMD hereby represents and warrants that WebMD has all consents, authorizations, approvals, licenses, permits or other rights necessary for WebMD to use such specified search terms. Notwithstanding the foregoing, AOL shall have the right to suspend the use of any search term if AOL has reason to believe continued use may subject AOL to liability or other adverse consequences.

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EXHIBIT E

Standard Legal Terms & Conditions

1.	Promotional Materials/Press Releases. Each Party will submit to the other Party, for its prior written approval which will not be unreasonably withheld or delayed, any marketing, advertising, or other promotional materials, excluding Press Releases, related to the Customized Site, My Health and Health Channels and/referencing the other Party and/or its trade names, trademarks, and service marks (the ‘Promotional Materials’); provided, however, that either Party’s use of screen shots of the Customized Site, Customized Programming, or My Health for promotional purposes will not require the approval of the other Party so long as America Online® and/or WebMD®, as appropriate is clearly identified as the source of such screen shots, and provided further, however, that, following the initial public announcement of the business relationship between the Parties in accordance with the approval and other requirements contained herein, either Party’s subsequent factual reference to the existence of a business relationship between the Parties in Promotional Materials, will not require the approval of the other Party. Each Party will solicit and reasonably consider the views of the other Party in designing and implementing such Promotional Materials. Once approved, the Promotional Materials may be used by a Party and its affiliates for the purpose of promoting the Customized Site, Customized Programming, Health Channels and My Health and the Content contained therein and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing Inventories of Promotional Materials may be depleted.

2.	Trademark License. In designing, promoting and implementing the Health Channels, My Health and the Customized Site, Customized Programming and Promotional Materials and subject to the other provisions contained herein, WebMD will be entitled to use the following trade names, trademarks, and service marks of AOL: the “America Online®” brand service, “AOLtm” service/software and AOL’s triangle logo and the trademarks and logos of AOL.com, CompuServe, and Netcenter, for which AOL holds all rights necessary for use in connection with this Agreement. In promoting the Health Channels, Customized Site, My Health and Promotional Materials and subject to the other provisions contained herein, AOL and its affiliates will be entitled to use the trade names, trademarks, and service marks of WebMD, for which WebMD holds all rights necessary for use in connection with this Agreement (collectively, together with the AOL marks listed above, the “Marks”); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party’s Marks in accordance with applicable trademark law and practice.

3.	Ownership of Trademarks. Each Party acknowledges the ownership right of the other Party in the Marks of the other Party and agrees that all use of the other Party’s Marks will inure to the benefit and be on behalf, of the other Party. Each Party acknowledges that its utilization of the other Party’s Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

4.	Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party’s Marks will conform to quality standards set by the other Party. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party’s Marks. Each Party will comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party’s marks.

5.	Infringement Proceeding. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party’s Marks of which it has actual knowledge. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

6.	Representations and Warranties. Each Party represents and warrants to the other Party that (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform on acts required of it hereunder, (ii) the execution of this Agreement by such Party, and the Performance by such Party of its obligations and duties hereunder do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

7.	Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement and for a period of three (3) years following expiration or termination of this Agreement to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party’s obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide as much notice as is reasonably possible of such proposed disclosure to the other Party, but in no event less than two (2) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to

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such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body. Each Party acknowledges that the unauthorized disclosing a Party’s Confidential Information would cause the Party irreparable harm and significant injury, the degree of which may be difficult to ascertain. Accordingly, each Party agrees that the Party whose Confidential Information will be disclosed will have the right to obtain an immediate injunction enjoining any breach of this Section 7, as well as, the right to pursue any and all other rights and remedies available at law or in equity in the event of such breach.

8.	Limitation of Liability, Disclaimer Indemnification.

8.1	Liability. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THE AGREEMENT, THE USE OR INABILITY TO USE THE AOL NETWORK, THE AOL SERVICE, AOL.COM, THE HEALTH CHANNELS, MY HEALTH, THE WEBMD SITE OR THE CUSTOMIZED SITE OR ARISING FROM ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, “DISCLAIMED DAMAGES”); PROVIDED THAT EACH PARTY WILL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 8.3. EXCEPT AS PROVIDED IN SECTION 8.3, LIABILITY ARISING UNDER THIS AGREEMENT WILL BE LIMITED TO DIRECT, OBJECTIVELY MEASURABLE DAMAGES AND THE MAXIMUM LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR ANY CLAIM ARISING IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED $15,000,000.00; PROVIDED THAT EACH PARTY WILL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY PURSUANT TO THE AGREEMENT AND THAT, TO THE EXTENT AVAILABLE, THE FOREGOING LIMITATIONS ON DAMAGES SHALL NOT AFFECT EITHER PARTY’S RIGHT TO SEEK EQUITABLE RELIEF.

8.2	No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL

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NETWORK, THE AOL SERVICE, AOL.COM, WEBMD, THE WEBMD SITE, THE PERSONALIZED HEALTH TOOLS, THE CUSTOMIZED PROGRAMMING, THE HEALTH CHANNELS, MY HEALTH, OR THE CUSTOMIZED SITE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL AND WEBMD SPECIFICALLY DISCLAIM ANY WARRANTY REGARDING THE PROFITABILITY OF THE CUSTOMIZED SITE, MY HEALTH AND HEALTH CHANNELS.

8.3	Indemnity. Each Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys’ fees (“Liabilities”), resulting from the indemnifying Party’s material breach of any duty, representation, or warranty of this Agreement. In addition, WebMD will defend, indemnify, save and hold harmless AOL and AOL’s officers, directors, agents, affiliates, distributors, franchisees and employees from any and all Liabilities arising out of or in any way related to the Licensed Content.

8.4	Claims. If a Party entitled to indemnification hereunder (the “Indemnified Party”) becomes aware of any matter it believes is indemnifable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an “Action”), the Indemnified Party will give the other Party (the “Indemnifying Party”) prompt written notice of such Action. Such notice will (i) provide the basis on which indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The indemnifying Party will have a period of ten (10) days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite ten (10) day period, the Indemnifying Party will be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party will cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party will have the right to participate fully, at its own expense, in the defense of such Action. If the Indemnifying Party responds within the required ten (10) day period and elects not to defend such Action, the Indemnified Party will be free, without prejudice to any of the Indemnified Party’s rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party will cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and the Indemnifying Party will have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action will require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

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9.	Acknowledgement. AOL and WebMD each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of this Section 8 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

10.	Solicitation of AOL Members. During the term of the Agreement and for a two year period thereafter, WebMD will not use the AOL Network (including, without limitation, the e-mail network contained therein) to solicit AOL Members on behalf of another Interactive Service. More generally, WebMD will not intentionally send unsolicited, commercial e-mail (i.e., “spam”) or other online communications through or into AOL’s products or services, absent a Prior Business Relationship. For purposes of this Agreement, a “Prior Business Relationship” will mean that the AOL Member to whom commercial e-mail or other online communication is being sent has voluntarily either (i) engaged in a transaction with WebMD or (ii) provided information to WebMD through a contest, registration, or other communication, which included clear notice to the AOL Member that the information provided could result in commercial e-mail or other online communication being sent to that AOL Members by WebMD or its agents. Any commercial e-mail or other online communications to AOL Members which are otherwise permitted hereunder, will (a) include a prominent and easy means to “opt-out” of receiving any future commercial communications from WebMD, and (b) shall also be subject to AOL’s then-standard restrictions on distribution of bulk e-mail (e.g., related to the time and manner in which such e-mail can be distributed through or into the AOL product or service in question). WebMD will not disclose Member Information collected hereunder to any third party in a manner that identifies AOL Members as end users of an AOL product or service or use Member Information collected under this Agreement to market another Interactive Service.

AOL Member Communications. To the extent WebMD is otherwise permitted to send communications to AOL Members (in accordance with the other requirements contained herein): in any such communications to AOL Members on or off the Customized Site (including, without limitation, e-mail solicitations), WebMD will limit the subject matter of such communications to those categories of products, services and/or content that are specifically contemplated by this Agreement and will not encourage AOL Members to take any action inconsistent with the scope and purpose of this Agreement, including without limitation, the following actions: (i) using an Interactive Site other than the Customized Site for the purchase of Products, (ii) using Content other than the Licensed Content; (iii) bookmarking of Interactive Sites; or (iv) changing the default home page on the AOL browser. Additionally, with respect to such AOL Member communications, in the event that WebMD encourages an AOL Member to purchase products through such communications, WebMD shall ensure that (a) the AOL Network is expressly promoted as the primary means through which the AOL Member can access the Customized Site (including without limitation by stating the applicable Keyword Search Term and including direct links to specific offers within the

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Customized Site) and (b) any link to the Customized Site will link to a page which indicates to the AOL Member that such user is in a site which is affiliated with the AOL Network.

11.	Section Reserved

12.	Excuse. Neither Party will be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions, which are beyond such Party’s reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

13.	Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or employee of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

14.	Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date, if delivered by electronic mail “AOLNotice@AOL.com” in the case of AOL) or by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs (fax no. 703-265-1206) and the Deputy General Counsel (fax no. 703-265-1105) each at the address of AOL set forth in the first paragraph of this Agreement. In the case of WebMD, except as otherwise specified herein, the notice address will be the address for WebMD set forth in the first paragraph of this Agreement to the attention of WebMD’s General Counsel with a copy to Kevin Boyle at Latham & Watkins, 11400 Commerce Park Drive, Suite 200, Reston, Virginia 20191-1549.

15.	No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

16.	Return of Information. Upon the expiration or termination of this Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Patty receiving the request) all confidential information, documents, manuals and other materials specified the other Party.

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17.	Survival. Sections 5.1 through 5.4 and 6.6 of the body of the Agreement. Sections 7 through 28 of this Exhibit and any payment obligations accrued prior to termination or expiration will survive the completion, expiration, termination or cancellation of this Agreement.

18.	Entire Agreement. Except where specified otherwise in the Agreement, this Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other. Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

19.	Amendment. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment and in the case of AOL, by an executive of at least the same standing to the executive who signed the Agreement.

20.	Further Assurances. Each Party will take such action (including, but not limited to, the execution. acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

21.	Assignment. Neither AOL nor WebMD may assign this Agreement or any right interest or benefit under this Agreement to a third party without the prior written consent of the other Party; except that AOL may assign this Agreement to an Affiliate without WedMD’s consent as long as AOL is not released from liability for this Agreement and WebMD may assign this Agreement to a WebMD Affiliate, which is not a Named Entity, without AOL’s consent, as long as WebMD is not released from liability for this Agreement. Either Party may effect an assumption of the Agreement by any successor by way of merger, acquisition, consolidation or sale of substantially all of the assets provided that (a) the entity assuming this Agreement has adequate capacity (including financial and technical) to fully perform hereunder and (b) with respect to an assumption of the Agreement by a successor to WebMD that is a Named Entity, such assumption shall be subject to Section 6.5.

22.	Construction: Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect provided the resulting agreement is not fundamentally different than the original Agreement.

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23.	Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

24.	Applicable Law. Except as otherwise expressly provided herein, this Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

25.	Export Controls. Both Parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

26.	Headings. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

27.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and any of which together will constitute one and the same document.

28.	Third Party Beneficiaries. This Agreement does not create any benefits, rights, claims, obligations, or causes of action in, to, or on behalf of, any person or entity other than to AOL and WebMD under this Agreement.

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